Exhibit 10.10

OPERATING AGREEMENT OF

JDI-CUMBERLAND INLET, LLC

THIS OPERATING AGREEMENT (this “Agreement” or “Operating Agreement”) is made and entered into as of the 24 day of June, 2021, by and between JACOBY DEVELOPMENT, INC., a Georgia corporation (“JDI”) (hereinafter referred to as the “Manager”), SGB DEVELOPMENT CORP., a Delaware corporation (“SG DEV”) (hereinafter, together with Manager, referred to individually as a “Member” and, collectively with any additional Members that may be admitted to the Company, as “Members”) and JDI-CUMBERLAND INLET, LLC (the “Company”).

RECITALS:

WHEREAS, JDI formed the Company by filing Articles of Organization with the Secretary of State of Georgia on August 11, 2020;

WHEREAS, no prior operating agreement of the Company has been entered into by JDI; and

WHEREAS, no membership interests in the Company have been issued to any person or entity prior to the date hereof; and

WHEREAS, as of the date hereof and immediately prior to the execution of this Agreement JDI is the sole member of the Company; and

WHEREAS, the Company is admitting SG DEV as a member and entering into this Agreement in connection therewith;

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, Ten Dollars ($10.00) and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto desire to set forth herein their respective rights, duties and responsibilities with respect to the Company and, therefore, hereby agree as follows:

ARTICLE I

DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings (unless otherwise expressly provided herein):

“Adjusted Capital Account.” With respect to each Owner, the balance of such Owner’s Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts which such Owner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii) (d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6) of the Regulations.

The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

“Affiliate.” With respect to any Person, (i) in the case of an individual, any Relative of such Person, (ii) any officer, director, trustee, partner, member, manager, employee or holder of fifty percent (50%) or more of any class of the voting securities of or equity interest in such Person, (iii) any corporation, partnership, limited liability company, limited liability partnership, trust or other entity controlling, controlled by or under common control with such Person.

“Articles of Organization.” The Articles of Organization of JDI-CUMBERLAND INLET, LLC, as filed with the Secretary of State of the State of Georgia, as the same may be amended from time to time.

“BBA Partnership Audit Rules.” Mean Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015, including any other Code provisions with respect to the same subject matter as Sections 6221 through 6241 of the Code, and any regulations promulgated or proposed under any such Sections and any administrative guidance with respect thereto.

“Budget.” shall mean the annual operating budget for the Company approved by the Manager and presented to the Members.

“Capital Account.” An account maintained with respect to each Owner in accordance with the following:

(i) An Owner’s Capital Account shall be credited for the Owner’s Capital Contributions and the Profits and items of income and gain allocated to the Owner pursuant to this Agreement, and shall be debited for distributions to the Owner pursuant to this Agreement and the Losses and items of loss and deduction allocated to the Owner pursuant to this Agreement.

(ii) In the event any Economic Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent that it relates to the transferred Economic Interest.

(iii) If the net amount with regard to any Owner’s Capital Account is a credit, such amount shall be referred to as a positive Capital Account balance; if the net amount is a debit, a negative Capital Account balance.

The foregoing provisions and other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations and shall be interpreted and applied in a manner consistent therewith.

“Capital Contribution.” Any contribution by an Owner to the capital of the Company pursuant to this Operating Agreement, in cash or property, whenever made. The amount of any Capital Contribution made by an Owner other than in cash, shall be the net fair market value of the property, as determined by the Members.

“Code.” The Internal Revenue Code of 1986, as may be amended from time to time. All references herein to specific sections of the Code shall be deemed to refer also to any successor provisions of succeeding law.

“Company.” JDI-CUMBERLAND INLET, LLC, a Georgia limited liability company.

“Economic Interest.” A Member’s or Economic Interest Holder’s share of one or more of the Company’s Profits, Losses and rights to distributions of the Company’s Net Cash Available for Distribution pursuant to this Operating Agreement and the Georgia Act, but not any right to vote on, consent to, approve or otherwise participate in any decision of the Members.

“Economic Interest Holder.” The owner of an Economic Interest who is not a Member.

“Entity.” Any general partnership, limited liability partnership, limited partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative or association or any foreign trust or foreign business organization.

“Fiscal Year.” The Company’s fiscal year, which shall be the calendar year, unless otherwise agreed by the Members.

“Georgia Act.” The Georgia Limited Liability Company Act (O.C.G.A. §14-11-100, et seg.), as may be amended from time to time.

“Majority Interest.” Members owning 51% of the outstanding Ownership Percentages.

“Manager.” The party or parties appointed a Manager pursuant to Section 5.1 below. The Company may have more than one Manager. The initial manager shall be Jacoby Development, a Delaware limited liability company.

“Member.” Each Person who executes a counterpart of this Operating Agreement as a Member and each Person who may become a Member hereafter.

“Member Loan.” A loan made by a Member pursuant to Section 8.1(d) below.

“Membership Interest.” A Member’s entire interest in the Company, including such

Member’s Economic Interest and Voting Interest.

“Net Cash Available for Distribution.” The gross cash proceeds from Company operations, less the portion thereof used to pay or establish reserves for all Company working capital purposes, and other costs or expenses incident to the ownership or operation of the Company’s business, all as determined by the Managers. “Net Cash Available for Distribution” shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reductions of reserves previously established pursuant to the first sentence of this paragraph.

“Operating Agreement.” This Operating Agreement as originally executed and as may be amended from time to time in accordance with the terms hereof

“Outstanding Capital Contribution.” A Member’s total Capital Contributions less the cumulative distributions to such Member pursuant to Section 9.1(b).

“Owner.” Any Member or any Economic Interest Holder. “Owners” means, collectively, all Members and Economic Interest Holders.

“Ownership Percentage.” The Ownership Percentage of each Member as set forth on the attached Exhibit “A”. In the event all or any portion of an Economic Interest is transferred by an Owner in accordance with the provisions of this Operating Agreement, the transferee shall succeed to the Ownership Percentage of the transferor to the extent it relates and corresponds to the transferred Economic Interest. For purposes of the provisions hereof relating to actions taken or approved by Members, including voting, written consents or other approvals, Ownership Percentages held by Members shall not be taken into account.

“Person.” Any association, corporation, joint stock company, estate, general partnership, limited association, limited liability company, joint venture, limited partnership, natural person, real estate investment trust, business trust or other trust, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Profits” and ”Losses.” For each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(l) shall be included in taxable income or loss), with the following adjustments:

(i) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses in accordance herewith shall be added to such taxable income or loss;

(ii) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as 705(a)(2)(B) expenditures pursuant to Section 1.704-l(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits and Losses in accordance herewith shall be subtracted from such taxable income or loss;

(iii) In the event the Members determine to adjust the book value of Company property pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations, the amount of such adjustment shall be added to (to the extent it results in an increase in the book value of the property) or subtracted from (to the extent it results in a decrease in the book value of the property) such taxable income or loss;

(iv) In the event any property is reflected on the books and records of the Company at an amount which differs from the property’s adjusted basis for federal income tax purposes, then Profits and Losses shall be determined with respect to items of income, gain, loss or deduction attributable to such property in accordance with Section 10.6 hereof; and

(v) Any items which are specially allocated pursuant to Sections 10.3, 10.4 and

10.6 hereof shall not be taken into account in computing Profits and Losses.

If the Company’s taxable income or taxable loss for a Fiscal Year, as adjusted in the manner provided above, is a positive amount, such amount shall be the Company’s Profit for such Fiscal Year; and if negative, such amount shall be the Company’s Loss for such Fiscal Year.

“Project” shall mean the Project Land together with the improvements developed thereon as more fully described in the Executive Summary attached hereto as Exhibit B and made a part hereof.

“Project Land.” That certain piece of real property consisting of approximately 1,268 Acres of land in the City of St. Mary’s Georgia, of which approximately 352 Acres are developable.

“Relative.” Any member of the immediate family of an individual Member (parents, children, grandchildren and/or spouse), or any trust for the primary benefit of a Member, or the aforesaid members of the immediate family of such individual Member.

“Service Provider” means, any Person who provides services to the Company or any Person controlled by the Company, whether an Affiliate of the Managers or otherwise, as may be designated or selected from time to time as such by the Managers, in their sole and absolute discretion, and to which the Company may pay Service Provider Fees in accordance with Section 6.07(b), in each case for so long as such Person acts in such capacity.

“Treasury Regulations” or “Regulations.” The Federal Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Voting Interest” A Member’s right to participate in the management of the business and affairs of the Company, including the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Operating Agreement or the Georgia Act. For purposes of the provisions hereof relating to actions taken or to be taken or approval by Members, only Voting Interests shall be taken into account. In the event all or any portion of an Economic Interest is transferred by an Owner in accordance with the provisions of this Operating Agreement, the transferee shall not succeed to the Voting Interest of the transferor; any transferee of an Economic Interest who has not been admitted as a Member shall have no Voting Interest.

ARTICLE II

FORMATION OF COMPANY AND INVESTMENTREPRESENTATIONS

2.1 Formation. On August 11, 2020 the Company was formed as a Georgia Limited Liability Company by executing and delivering the Articles of Organization to the Secretary of State of Georgia in accordance with the provisions of the Georgia Act.

2.2 Name. The name of the Company is JDI-CUMBERLAND INLET, LLC

2.3 Principal Place of Business. The principal place of business of the Company within the State of Georgia is 8200 Roberts Drive, Suite 200, Atlanta, Georgia 30350. The Company may locate its place(s) of business and registered office at any other place or places as the Members may deem advisable from time to time.

2.4 Registered Agent and Registered Office. The Company’s registered agent is Jacoby Development. Inc. and its registered office is the office of its registered agent at 8200 Robert Drive, Suite 200, Atlanta, Georgia 30350. The registered agent and registered office may be changed from time to time by filing the name of the new registered agent and/or the address of the new registered office with the Secretary of State of the State of Georgia pursuant to the Georgia Act.

2.5 Term. The term of the Company commenced on the date the Articles of Organization were filed with the Secretary of State of the State of Georgia and shall continue until dissolved in accordance with the provisions of this Operating Agreement or the Georgia Act.

2.6 Investment Purpose. Each Member acknowledges that the interests in the Company, including each Member’s Ownership Interest, have not been registered under the Georgia Securities Act of 1973, as amended (“Georgia Securities Act”), any other state securities or blue sky laws or the Securities Act of 1933, as amended (“Federal Securities Act”). To the extent the interests are deemed to constitute a “security”, such interests have been issued in reliance on Paragraph (13) of Section 10-5-9 of the Georgia Securities Act and the statutory exemption under the Federal Securities Act relating to transactions not involving a public offering (Section 4(2)), and each Member acknowledges that reliance on such exemptions is based in part on the representations made by such Member in this Section 2.6. The interests in the Company may not be sold or transferred except in a transaction which is exempt under the Georgia Securities Act and the Federal Securities Act, or pursuant to an effective registration under the Georgia Securities Act, the Federal Securities Act and any other applicable state securities laws. Each Member hereby represents and warrants that its interest in the Company is being acquired for investment purposes only and without the intent of participating directly or indirectly in a distribution thereof.

ARTICLE III

BUSINESS OF COMPANY

3.1 The business purpose of the Company shall be limited to:

(a) acquiring and owning the Project Land;

(b) developing the improvements on the Project Land, including a marina, towncenter, apartments and single family units, townhomes, commercial, retail and lodging buildings/structures, eco-tourism park, inclusive of camping yurts, cabins and cottages all utilizing modular structures designed, fabricated and installed by SG Echo pursuant to a Service Provider agreement substantially in the form of Exhibit C;

(c) developing, operating, improving, financing, refinancing, recapitalizing, leasing, managing, commercially exploiting and eventually selling the Project, and otherwise dealing with the Project for the benefit of the Company;

(d) engaging in all activities necessary, customary, convenient, or incidental to any of the foregoing.

ARTICLE IV

NAMES AND ADDRESSES OF MEMBERS

4.1 The names of the Members are as follows:

Jacoby Development, Inc.

SGB Development Corp.

The addresses of the Members are set forth next to their signatures below.

ARTICLE V

MANAGEMENT

5.1 Manager; Tenure and Qualifications. The Company initially shall have one Manager to be designated by JDI. JDI designates itself as the initial Manager (the “Manager”). A Manager need not be a resident of the State of Georgia or a Member of the Company. A Manager of the Company may resign at any time by giving written notice to the Members. The resignation of a Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice. Unless otherwise specified in the notice thereof, the acceptance of such resignation shall not be necessary to make it effective. A Manager may be removed only by the Member that designated that Manager. If a Manager resigns or is removed, the Member that designated that Manager shall designate a successor Manager to take the place of the Manager that resigned or was removed. The resignation or removal of a Manager that is a Member shall not affect the rights of the Member, as a Member, and shall not constitute a withdrawal of the Member from the Company.

5.2 Management. Subject to the terms of this Agreement, including but not limited to Section 5.3, the property, business and affairs of the Company will be managed, and the conduct of its day-to-day business will be controlled by the Manager, subject to the specific delegation of responsibilities described in subsections (c) through (g) below. Except as otherwise provided hereunder, the Manager shall have all of the rights, powers and obligations of a class of managers as provided in the Act and as otherwise provided by law. Without limiting the generality of the foregoing, the Manager, after consulting with the other Members, shall have the following powers, and the Manager is authorized on behalf of the Company to do or cause to be done the following:

(i)	to acquire the Project Land, including arranging the financing therefor;

(ii)	to supervise and manage the Project, including arranging the financing therefor;

(iii)	to supervise the property, business and affairs of the Company and hire, on behalf of the Company, such employees, consultants, professionals or other personnel as may be necessary or desirable in connection therewith, provided that such actions are in accordance with the Budget, from time to time;

(iv)	to cause the Company to enter into such Service Provider Agreements with a general contractor for the Project that may provide for subcontracting to an Affiliate of the Members, provided that such general and subcontracting agreements shall be at arms-length;

(v)	to make any and all filings on behalf of the Company and its Members as it shall deem necessary, including, without limitation, the filing of such documents, forms and requests for exemption as may be required pursuant to federal and state securities laws;

(vi)	to make such filings with governmental and other authorities and to take any and all other actions as may be necessary to maintain the limited liability of the Members of the Company;

(vii)	to establish and maintain bank accounts, including savings, checking accounts and demand deposit accounts, and cash management accounts;

(viii)	to cause the Company to enter into such Service Provider Agreements with vendors or consultants, including SG DEV. or its Affiliates;

(ix)	to employ accountants, legal counsel or other experts to perform services for the Company and to compensate them from Company funds;

(x)	incur indebtedness or arrange financing for or on behalf of the Company, in order to pay expenses of the Company Expenses and/or to invest in the Project and fund the Company’s operations; and

(xi)	to take such actions that the Manager deems necessary or advisable, in its reasonable discretion and business judgment, to execute, deliver and perform the Company’s rights and obligations.

5.3 Major Decisions. Notwithstanding Section 5.2, or any power or authority granted the Managing Member under the Act, the Manager may not make any decision, take any action, or intentionally permit occurrence of an event specified below (each, a “Major Decision”) without first obtaining the written consent of the other Members, which consent shall not be unreasonably withheld or delayed:

(i)	amend or modify this Agreement the result of which is to adversely affect and/or impair SG DEV’s rights, benefits and interests hereunder;

(ii)	initiate or conduct any non-budgeted or non-ordinary course expenses, capital or emergency costs in excess of $50,000 in cost per occurrence, except for (i) repairs which if not made promptly could reasonably be expected to result in material damage to the Project or harm to health, safety or welfare of occupants, guests or the public and (ii) repairs resulting from a casualty whereby the repairs are fully covered by insurance (except for normal and customary deductibles) and are substantially in accordance with the original plans and specifications for the Project, except as adjusted to comply with requirements of law and any loan documents;

(iii)	cause or permit the Company or any of its respective Affiliates to engage in any activity with respect to the Company, the Project, and/or the Company Business that is not consistent with the purpose of the Company as set forth in Section 3.1;

(iv)	enter into purchase and sale or other transaction agreements on behalf of the Company to make or dispose of the Project, or assets of the Company or merger or effect another form of corporate transaction;

(v)	cause or permit a change to the tax or accounting methodology utilized by the Company;

(vi)	modify or waive any provision of the annual Budget of the Company;

(vii)	cause a distribution of property other than cash to the Members;

(viii)	cause the Company to pay the Manager a fee for its services as Manager of the Company;

(ix)	merge, consolidate, convert, or otherwise reorganize the Company with or into another Person, re-domesticate, or otherwise change the state or other jurisdiction where the Company is organized, or enter into any share or unit exchange (or similar transaction);

(x)	hypothecate, pledge, encumber or grant any security interest in a material portion of the assets of the Company;

(xi)	convert or reorganize the Company into another entity form (including a corporation) or cause the Company to be taxed as a corporation for federal income tax purposes;

(xii)	except as otherwise provided in this Agreement, enter into, amend, restate, substitute, or modify, or make any other decision with respect to, any contract, agreement, transaction, or other arrangement between the Company and the Manager or any Member (or any Affiliate of a Manager or any Member), in a manner that is not pursuant to terms and conditions that are substantially the same as those that would be available on an arms-length basis with third parties other than the Manager, Member or Affiliate;

(xv)	making or permitting the Company to make, any loans or advances to or guaranties for the benefit of any Person (other than a wholly owned subsidiary of the Company);

(xvi)	approve of the appointment of a Manager to succeed JDI;

(xviii)	make any decision to dissolve and liquidate the Company;

(xix)	admit new members to or issue economic interests in the Company in accordance with Section 8.8, provided (i) the rights, privileges, benefits and equity valuation offered by the Manager are not superior to those of SG DEV hereunder and (ii) SG DEV’s Membership Interest is not diluted by reason of such admission.

(xx)	increase or decrease the number of Managers; and

(xxi)	amend, modify or make any additional acquisitions or expand the scope of the Project.

Unless authorized to do so herein or otherwise by the Members, no attorney-in-fact, employee or other agent of the Company shall have any power or authority to bind the Company in any way, to pledge its credit or to render it liable pecuniarily for any purpose. No Member shall have any power or authority to bind the Company unless the Member has been authorized by the Manager to act as an agent of the Company in accordance with the previous sentence.

5.4 Non-Exclusive Duty. Except as specifically provided herein, the Manager shall not be required to manage the Company as the Manager’s sole and exclusive function and any the Manager may have other business interests and may engage in other activities in addition to those relating to the Company. Neither the Company nor any Member shall have any right, pursuant to this Operating Agreement or otherwise, to share or participate in such other investments or activities of a Member or a Manager or to the income or proceeds derived therefrom. No Member or Manager shall incur liability to the Company or to any of the Members as a result of engaging in any other business or ventures.

5.5 Limitation on Liability of Manager: Indemnification.

(a) A Manager shall not be liable to the Company or to any Member for good faith negligence or for honest mistakes of judgment or losses or liabilities due to such good faith mistakes or due to the negligence, dishonesty, unlawful acts or bad faith of any employee, broker or other agent, accountant, attorney, other professional or person employed by the Company provided that such person was selected, engaged, retained and supervised by such Manager with reasonable care. A Manager shall have no liability to the Company or to any Member for any loss suffered by the Company which arises out of any action or inaction of the Manager if, prior thereto, the Manager, in good faith, determined that such course of conduct was in, and not opposed to, the best interests of the Company and such course of conduct did not constitute willful misconduct or a material breach of this Agreement or gross negligence.

(b) A Manager, its members, managers, Members, agents, employees and representatives shall be indemnified by the Company to the fullest extent permitted by law, against any losses, judgments, liabilities, expenses and amounts paid in settlement of any claims sustained by it or any of them in connection with the Company, provided that (i) such course of conduct was, in good faith, intended to be in, and not opposed to, the best interests of the Company and such liability or loss was not the result of willful misconduct, or a material breach of this Agreement or gross negligence on the part of the Manager or such person, and (ii) any such indemnification will only be recoverable from the assets of the Company and the Members shall not have any liability on account thereof. All rights to indemnification permitted herein and payment of associated expenses shall not be affected by the dissolution or other cessation of the existence of the Manager, or the withdrawal, adjudication of bankruptcy or insolvency of the Manager.

(c) Expenses incurred in defending a threatened or pending civil, administrative or criminal action, suit or proceeding against any person who may be entitled to indemnification pursuant to this Section 5.5 may be paid by the Company in advance of the final disposition of such action, suit or proceeding, if (i) the legal action relates to the performance of duties or services by such person on behalf of the Company, (ii) the legal action is initiated by a third party who is not a Member, (iii) there is a reasonable likelihood that such party will be entitled to indemnification by the Company with respect to such legal action and (iv) such person undertakes to repay the advanced funds to the Company in cases in which it is not entitled to indemnification under this Section 5.5.

(d) The term “Manager” as used in this Section 5.5 shall include any additional or substitute Manager.

5.6 Books and Records; Reporting. The Managers shall, at the expense of the Company, keep, or cause to be kept, accurate, full and complete books of accounts showing assets, liabilities, income, operations, transactions, and the financial condition of the Company on the cash basis of accounting; and any Member shall have access thereto at any reasonable time during regular business hours and each shall have the right to copy said records at his own expense. The Manager shall (i) provide the Members, no less than quarterly, written reports concerning the status of the development of the Project, including balance sheet, income statement and cash flow statement, (ii) provide annual financial statements, the truthfulness and accuracy of which shall be verified under oath by a principal officer of the Manager, and (iii) cooperate with SG DEV’s auditors in connection with their audit of SG DEV and its affiliates.

5.7 Federal Income Tax Elections. All elections required or permitted to be made by the Company under the Code shall be made by the Tax Matters Member (as that term is hereinafter defined). For all purposes permitted or required by the Code, the Members constitute and appoint Advantage as “tax matters partner” pursuant to Section 6231(a)(7) of the Code (the “Tax Matters Member”), or if Advantage is no longer a Member, then such other Member as shall be elected by the vote of the Members owning a Majority Interest shall be the Tax Matters Member. The provisions on limitations of liability of the Members and indemnification set forth in this Article V hereof shall be fully applicable to the Tax Matters Member in its capacity as such. The Tax Matters Member may resign at any time by giving written notice to the Company and each of the other Members. Upon the resignation of the Tax Matters Member, a new Tax Matters Member may be elected by the vote of Members holding a Majority Interest. Effective as of January 1, 2018, or if later, the date that the BBA Partnership Audit Rules are first applicable to the Company, the Tax Matters Member is hereby designated the “partnership representative” as defined in Section 6223 of the Code, as amended by the Bi-partisan Budget Act of 2015 (the “Partnership Representative”). The Partnership Representative is authorized and required to represent the Company (at the Company’s expense) in all disputes, controversies or proceedings with the Internal Revenue Service, and, in its sole discretion, is authorized to make any available election with respect to the BBA Partnership Audit Rules and take any action it deems necessary or appropriate to comply with the requirements of the Code and to conduct the Company’s affairs with respect to the BBA Partnership Audit Rules. Each Member and former Member will cooperate fully with the Partnership Representative with respect to any such disputes, controversies or proceedings with the Internal Revenue Service, including providing the Partnership Representative with any information reasonably requested to comply with and make elections under the BBA Partnership Audit Rules.

ARTICLE VI

RIGHTS AND OBLIGATIONS OF MEMBERS

6.1 Limitation of Members’ Liability. Each Member’s liability shall be limited as set forth in this Operating Agreement, the Georgia Act and other applicable law.

6.2 No Liability for Company Obligations. No Member will have any personal liability for any debts or losses of the Company beyond his or its respective Capital Contributions.

6.3 List of Members. Upon the written request of any Member, the Company shall provide a list showing the names, addresses, Membership Interest and Economic Interest of all Members and any other information required to be provided to Members by the Georgia Act.

6.4 Priority and Return of Capital. Except as may be expressly provided in Article IX, no Member or Economic Interest Holder shall have priority over any other Member or Economic Interest Holder, either as to the return of Capital Contributions or as to Profits, Losses or distributions. This Section shall not apply to loans (as distinguished from Capital Contributions) which a Member makes to the Company.

6.5 Transactions Between the Company and Members. Notwithstanding that it may constitute a conflict of interest, any Member and/or Manager and their respective Affiliates may engage in any transaction with the Company so long as such transaction is not expressly prohibited by this Agreement and so long as the terms and conditions of such transaction, on an overall basis, are fair and reasonable to the Company and are at least as favorable to the Company as those that are generally available from persons capable of similarly performing them.

ARTICLE VII

MEETINGS OF MEMBERS

7.1 Meetings. Meetings of the Members for any purpose, unless otherwise prescribed by the Georgia Act, may be called by any Member. Written notice to each Member entitled to vote at such meeting, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be delivered not less than five (5) nor more than fifty (50) days before the date of the meeting in the manner designated for notices pursuant to Section 16.14 hereof.

7.2 Meeting Without Notice; Meeting by Telephone. If all of the Members shall meet at any time and place and consent to the holding of a meeting at such time and place, such meeting shall be valid without call or notice. At such meeting, any lawful action may be taken. Members may also meet by video or telephonic conference call provided the requisite notice is given or waived.

7.3 Place of Meetings. The Persons calling any meeting may designate any place mutually agreed by all Members, or if they cannot agree, then any place within Metropolitan Atlanta, Georgia, or any place within thirty (30) miles of the Project, as the place of meeting for any meeting of the Members. If no designation is made, the place of meeting shall be the principal executive office of the Company in the State of Georgia.

ARTICLE VIII

CAPITAL CONTRIBUTIONS, LOANS, LOAN GUARANTIES, AND ADDITIONAL MEMBERS

8.1 Capital; Percentage Interests; Capital Accounts.

(a) Initial Capital Contributions. JDI has already made a Capital Contributions to the Company in the amount of five hundred thousand dollars ($500,000). For its Capital Contribution to the Company, SG DEV shall pay into the Company the sum of three million dollars ($3,000,000), the proceeds of which shall be used to acquire the Project Land by and in the name of the Company, provided further that SG DEV’s Capital Contribution shall not be due until it completes due diligence concerning the Property no later than June 29, 2021.

(b) Exhibit “A” sets forth the Ownership Percentages of each Member in the Company. The Ownership Percentage of each Member in the Company may be evidenced by a certificate issued by the Company to each respective Member in such form as shall be approved by the Manager.

A Capital Account shall be maintained by the Manager for each Member in accordance with the requirements of Treas. Reg. §1.704-1(b)(2)(iv). In furtherance thereof, Capital Accounts shall be (i) debited for distributions to the Members pursuant to Sections 7, 8 and 15 hereof and for allocations of losses and deductions in accordance with Section 6 hereof, (ii) credited for the cash contributions by the Members pursuant to this Section 5 and allocations of profits and gain pursuant to Section 6 hereof.

(c) Additional Capital Contributions; Third Party Loans.

(i) No Member shall have any obligation to contribute any capital to the Company.

(ii) In the event Manager determines that the Company requires funds, the Manager shall cause the Company to attempt to borrow the necessary additional capital on a non-recourse basis, from banks or institutional lenders, upon such terms and at such rates as are commercially reasonable at that time (a “Loan”). Each Member shall cooperate in the Company’s attempts to obtain any Loan.

(d) Loans by Members. In the event the Company is unable to borrow any necessary additional capital from third parties as described in Section 8.1(c) above, any Member shall have the right, but not the obligation, to loan such additional capital to the Company on terms set forth herein below (hereinafter a “Member Loan”). If more than one Member elects to make any such Member Loan to the Company, the Members shall coordinate such Member Loans so that the Member Loans shall be made only in proportion to the respective percentage interest in the Company of the Members making such Member Loans. If any Member(s) shall make any Member Loan(s) to the Company or advance money on its behalf as described hereinabove, the amount of any such Member Loan(s) or advance(s) shall not be treated as a Capital Contribution but shall be a debt due from the Company. Any such Member Loan(s) of additional capital to the Company by a Member shall bear interest at the “Prime Rate” listed in the “Money Rates” column in The Wall Street Journal (or such other comparable rate as may be reasonably designated by the Manager, if such “Prime Rate” is not ascertainable) plus four percent (4%) and such Member Loan and interest shall be repayable by the Company out of Cash Flow and net proceeds as set forth in Section 8.3 below. Upon the request of any Member, the Company shall execute a promissory note evidencing any Member Loan made by such Member pursuant to the terms of this Section 8.1(d).

8.2 Allocations/Tax Matters.

(a) Allocation of Profits and Losses. Unless otherwise agreed, profits and losses shall, for income tax purposes, be allocated to the Members pro rata in accordance with their respective percentage interests.

(b) Tax Matter Partner. Manager shall be the tax matters partner for the Company.

(c) Tax Elections. Manager shall have the right to make tax elections for the Company, including an election pursuant to Section 754 of the Internal Revenue Code of 1986.

8.3. Cash Flow. At such times as it deems appropriate, but no less often than quarterly, the Manager shall distribute the “Cash Flow” (as hereinafter defined) of the Company as follows:

(a) First, to the Members pro rata and in proportion to any Member Loans made by the Members pursuant to Section 5 above, to repay any accrued but unpaid interest under such Member Loans;

(b) Next, pro rata and in proportion to any Member Loans made by the Members pursuant to Section 5 above, to repay any unpaid principal under any such Member Loans;

(c) Next, to the Members pro rata to their respective Ownership Percentage interests in the Company.

For purposes of this Agreement, the “Cash Flow” of the Company shall be the gross cash receipts for the applicable accounting period from all sources, other than capital contributions of the Members, less gross cash expenditures of the Company for such period determined in accordance with sound cash method principles consistently applied, and less cash on hand of the Company as of the end of such period in such reserves or additions to reserves reasonably deemed necessary or appropriate by the Manager to meet the obligations of the Company.

8.4 Sales Proceeds and Refinancing Proceeds. The net proceeds received by the Company from any sale, financing or refinancing by the Company (less any reserves reasonably deemed necessary or appropriate by the Manager to meet the obligations of the Company) shall be distributed in accordance with this Section 8.4 promptly following receipt thereof by the Company. For purposes of this Agreement, condemnation proceeds and casualty or hazard insurance proceeds (to the extent not used for rebuilding) shall be deemed sales proceeds. Such proceeds shall be distributed in the following order and priority:

(a) First, to the Members pro rata and in proportion to any Member Loans made by the Members pursuant to Section 8.1(d) above, to repay any accrued but unpaid interest under such Member Loans;

(b) Next, pro rata and in proportion to any Member Loans made by the Members pursuant to Section 8.1(d) above, to repay any unpaid principal under any such Member Loans;

(c) Next, to the Members as a return of capital, pro rata in accordance with their capital contributions to the Company, to the extent such capital has not already been repaid out of distribution(s) under this Section;

(d) all remaining proceeds shall be distributed to the Members pro rata in accordance with their respective Ownership Percentage interests in the Company.

8.5 Rules Governing Capital. Except as otherwise expressly provided in this Operating Agreement or as required by law:

(a) no Owner may withdraw any Capital Contribution from the Company;

(b) no Owner shall be required to make Loans to the Company;

(c) neither a Loan by an Owner to the Company nor its repayment by the Company shall have any effect on any Owner’s Capital Account or Economic Interest except as provided by Section 8.2(e) above; and

(d)  notwithstanding the nature of any Owner’s Capital Contribution, such Owner has only the right to demand and receive cash in return for such Capital Contribution.

8.6. Right of First Refusal. If JDI receives a good faith, bona fide written offer from an unaffiliated third party to purchase all or any portion of the Project, which offer JDI intends to accept (an “Offer”), JDI shall first offer to SG DEV at the same price and upon substantially the same terms as are contained in the Offer. JDI’s offer to SG DEV shall be in writing and shall be accompanied by a copy of the Offer. SG DEV shall have thirty (30) calendar days after receipt of such offer from JDI (the “ROFR Offer Period”) within which to accept the offer. If SG DEV fails to accept or affirmatively rejects the offer to purchase all or any portion of the Project within the Company Offer Period, JDI then shall offer to sell all or any portion of the Project which are not to be purchased by SG DEV.

8.7 Forced Sale. At any time following the funding from SG DEV of its capital contribution through and including the second anniversary of the execution hereof, JDI shall have the right at its discretion to purchase the interest of SG DEV, by (i) returning to SG DEV its $3,000,000 capital contribution and (ii) providing an Annual Internal Rate of Return (IRR) of forty (40%) Percent (i.e. $1,200,000 per year). Provided SG DEV has funded its capital contribution, at any time after second anniversary of the execution hereof, JDI shall have the right at its discretion to purchase the interest of SG DEV by (i) returning to SG DEV its $3,000,000 capital contribution and (ii) providing an Annual Internal Rate of Return (IRR) of thirty-two and one-half (32.5%) Percent (i.e. $975,000 per year). The exercise by JDI of the buyout right set forth in this Section 8.7 shall in no way impair or affect SG DEV’s rights and interests in and to the Service Provider agreement with the Company, all of which shall remain in full force and effect.

8.8 Purchase of Membership Interest. At the closing of the purchase and sale of a Member’s Membership Interest in the Company pursuant to the Section 8.7 above (the day of such closing is hereinafter referred to as the “Closing Date”), the purchasing Member shall pay the entire purchase price for such Membership Interest in accordance with the terms of the Section above and the selling Member shall duly execute and deliver all documents that may be necessary or desirable, in the reasonable opinion of the purchasing Member and its counsel, to effect the transfer of the selling Member’s entire Membership Interest in the Company to the purchasing Member. Such Membership Interest in the Company shall be conveyed to the purchasing Member by the selling Member free and clear of all liens and encumbrances, whatsoever, other than those affecting the Project, and the purchasing Member shall accept such Membership Interest subject to the selling Member’s share, if any, of all liabilities and obligations of the Company as of the Closing Date, and shall assume and agree to pay and perform and indemnify and hold the selling Member wholly harmless from all liabilities and obligations of the Company as of the Closing Date with respect to which, and to the extent the selling Member is personally liable. The purchasing Member, as a condition to the selling Member’s obligation to consummate the sale of its Membership Interest in the Company to the purchasing Member, shall release of the selling Member and any affiliated guarantor from any and all liabilities and obligations of the Company for which the selling Member or such guarantor is personally liable. Notwithstanding anything to the contrary set forth in this Section, the selling Member and any affiliated guarantor shall not be released from, and shall have continuing liability for, all liabilities and obligations to the Company arising out of the selling Member’s fraud, bad faith, willful misconduct or gross negligence.

8.9 Additional Members. Subject to Section 5.3(xix) hereof, the Manager may at any time and from time to time cause the Company to issue additional Membership Interests for such consideration, and upon such terms and conditions, and to such Persons, as the Manager shall determine, including but not limited to any new or existing Members (including the Manager). Except as otherwise provided in this Agreement, any issuances of Membership Interests pursuant to this Section 8.9 may be in one or more classes (either new or existing classes) for such consideration and on such terms and conditions as the Manager in its discretion determines to be in the best interests of the Company, which classes of Membership Interests may have such designations, preferences, and relative, participating, optional or other special rights as shall be fixed by the Manager.

ARTICLE IX

DISTRIBUTIONS TO OWNERS

9.1 Net Cash Available for Distribution. Except as otherwise provided in Article XIV hereof, the Manager shall distribute, at such times it reasonably deems appropriate, Net Cash Available for Distribution to the Members in the following order of priority:

(a) First, if any Member Loans have been made to the Company pursuant to Section 8.1 above or if a Member or an Affiliate of a Member has made any payments to a third party lender pursuant to the guarantee or endorsement of any debt of the Company (“Guarantee Payments”) or if a Member has directly paid or advanced funds to a third party on behalf of the Company, which payments or advances are approved by the Manager (“Advances”), then to such Member(s) in the amount of each such Member Loan or Guarantee Payment or Advance, applied first to the payment of accrued but unpaid interest on such Member Loan(s) or Guarantee Payment(s) or Advance(s) (with interest on any such Guarantee Payment or Advance being accrued at the rate set forth in Section 8.3 for Member Loans) and, after such interest has been paid in full, applied to the principal amount thereof (for purposes of this 9.l(a), only Member Loan(s) or Guarantee Payment(s) or Advance(s) made after the date of this Operating Agreement, if any, shall be considered). Notwithstanding anything to the contrary set forth herein, under no circumstances shall either Guarantee Payments or Advances be deemed to include the Certificate of Deposit (as defined below);

(b) Next, to the Members in the amount of their Outstanding Capital

(c) Any remaining Net Cash Available for Distribution shall be distributed to the Members pro rata in accordance with their respective Ownership Percentages.

9.2 Limitation Upon Distributions. No distribution shall be made to the Owners if prohibited by O.C.G.A. §14-11-407.

9.3 Interest On and Return of Capital Contributions. No Owner shall be entitled to interest on its Capital Contribution or to the return of its Capital Contribution, except as otherwise specifically provided for herein.

9.4 Withholding.

(a) The Company shall withhold and pay over to the Internal Revenue Service or other applicable taxing authority all taxes or withholdings, and all interest, penalties, additions to tax, and similar liabilities in connection therewith or attributable thereto (hereinafter “Withheld Taxes”) to the extent that the Tax Matters Member determines that such withholding and/or payment is required by the Code or any other law, rule, or regulation, including, without limitation, Sections 1441, 1442, 1445, or 1446 of the Code and Section 48-7-129 of the Official Code of Georgia Annotated. The Tax Matters Member shall determine in good faith to which Member such Withheld Taxes are attributable. All amounts withheld pursuant to this Section 9.4 with respect to any allocation, payment or distribution to any Member shall be considered a loan (“Withholding Loan”) by the Company to such Member. The borrowing Member shall repay such Withholding Loan within ten Business Days after the Tax Matters Member delivers a written demand therefor, together with interest from the date such loan was made until the date of repayment thereof at a rate per annum equal to the lesser of (i) the maximum rate permitted by law, and (ii) the “Prime Rate” (as defined in Section 8.3 above). In addition to any rights of the Company to enforce its right to receive payment of the Withholding Loan, plus any accrued interest thereon, the Company may deduct from any distribution to be made to a borrowing Member or any amount available for distribution to a borrowing Member an amount not greater than the outstanding balance of any Withholding Loan, plus any accrued interest thereon, as a payment in total or partial satisfaction thereo£ . In the event that the Company deducts the amount of the Withholding Loan plus any accrued interest thereon from any actual distribution or amount otherwise available to be distributed, the amount so deducted shall be treated as an actual distribution to the borrowing Member for all purposes of this Operating Agreement.

(b) If an amount payable to the Company is reduced because the Person paying that amount withholds and/or pays over to the Internal Revenue Service or other applicable taxing authority any amount as a result of the status of a Member, the Tax Matters Member shall make such adjustments to the amounts distributed and allocated among the Members as it determines fair and equitable. (For example, if a portion of interest income earned by the Company is withheld by the payor and paid over to the Internal Revenue Service because a particular Member is a non-U.S. Person, the Manager might include such withheld and paid over amount in computing amounts available for distribution to the Members pursuant to Article IX and treat such withheld and paid over amount as if that amount were distributed to the Member in satisfaction of whose tax liability such amount was withheld and paid over.

ARTICLE X

ALLOCATIONS OF PROFITS AND LOSSES

10.1 Profits. After giving effect to the special allocations set forth in Sections 10.3 and 10.4 hereof, Profits for any Fiscal Year shall be allocated to the Owners in accordance with their respective Ownership Percentages.

10.2 Losses. After giving effect to the special allocations set forth in Sections 10.3 and 10.4 hereof, Losses for any Fiscal Year shall be allocated to the Owners in the following order and priority:

(a) Except as provided in Subsection 10.2(b) hereof, Losses for any Fiscal Year shall be allocated to the Owners in accordance with their respective Ownership Percentages.

(b) Notwithstanding anything in this Agreement to the contrary, no loss or item of deduction shall be allocated to an Owner if such allocation would cause such Owner to have a negative Adjusted Capital Accounts as of the last day of the Fiscal Year or other period to which such allocation relates. Any amounts not allocated to an Owner pursuant to the limitations set forth in this Subsection 10.2(b) shall be allocated to the other Owners to the extent possible without violating the limitations set forth in this Subsection 10.2(b), and any amounts remaining to be allocated shall be allocated among the Owners in accordance with their respective Ownership Percentages.

10.3 Special Allocations. The following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback; Qualified Income Offset. Items of Company income and gain shall be allocated to the Owners in an amount sufficient to satisfy the “minimum gain chargeback” requirements of Sections 1.704-2(f) and 1.704-2(i)(4) of the Regulations and the “qualified income offset” requirement of Section 1.704-1(b)(2)(ii)(g)(3) of the Regulations.

(b) Partner Nonrecourse Deductions. “Partner nonrecourse deductions” (within the meaning of Section 1.704-2(i) of the Regulations) shall be allocated to the Owner who bears the economic risk of loss associated with such deductions, in accordance with Section 1.704-2(i) of the Regulations.

(c) Nonrecourse Deductions. “Nonrecourse Deductions” (within the meaning of Section 1.704-2(b)(1) and 1.704-2(c) of the Regulations) shall be allocated among the Owners in accordance with their respective Ownership Percentages.

(d) Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Owners in accordance with the requirements of Section 1.704-1(b)(2)(iv)(m) of the Regulations.

(e) Cancellation of Debt Income. To the extent the Company incurs income as a result of the cancellation of debt or the revision of debt terms, then the entire amount of income associated with such cancellation or revision shall be allocated to those Members that were Members when the debt was incurred by the Company, and not affect any Members that were admitted as Members subsequent to the time such debt was incurred by the Company.

(f) Charitable Contributions. To the extent the Company participates in a charitable contribution of its assets to a public charity, the federal income tax deduction associated with that contribution shall be fully allocated pro rata based on the Membership percentage interests.

(g) Losses. To the extent the Company incurs Losses, such Losses shall be fully allocated to SG DEV up to an amount equal to SG DEV’s capital contribution, and thereafter pro rata based on the Ownership Percentage interests.

10.4  Curative Allocations. The allocations set forth in Subsection 10.2(b) and Subsections 10.3(a) through (d) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 10.4. Therefore, notwithstanding any other provision of this Article X (other than the Regulatory Allocations), the Members shall make such offsetting special allocations of Company income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Owner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Owner would have had if the Regulatory Allocations were not part of the Operating Agreement and all Company items were allocated pursuant to Section 10.1 and Section 10.2(a). In exercising its discretion under this Section 10.4, the Members shall take into account future Regulatory Allocations under Subsections 10.3(a) that, although not yet made, are likely to offset other Regulatory Allocations made under Subsections

10.3(b) and 10.3(c).

10.5 Other Allocation Rules.

(a) For purposes of determining the Profits, Losses, or any other items allocable to any period, Profits, Losses, and any such other items shall be determined on a daily, monthly, or other basis, as determined by the Members using any permissible method under Code Section 706 and the Regulations thereunder.

(b) All allocations to the Owners pursuant to this Article X, except as otherwise provided, shall be divided among them in proportion to their Ownership Percentages.

(c) The Members are aware of the income tax consequences of the allocations made by this Article X and hereby agree to be bound by the provisions of this Article X in reporting their shares of Company income and loss for income tax purposes.

10.6 Tax/Book Differences. In the event that any Company property is reflected in the Company’s books and records, pursuant to Sections 1.704-1(b)(2)(iv)(d) or (f) of the Regulations, at an amount which differs from the adjusted tax basis of such property, then allocations with respect to such property for income tax purposes shall be made in a manner which takes into consideration differences between such book value and such adjusted tax basis in the manner provided in Section 704(c) of the Code, the Regulations promulgated thereunder and Section 1.704-1(b)(2)(iv)(f)(4) of the Regulations, which amounts shall not affect, or in any way be taken into account in computing, any Owner’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement. Any allocations with respect to any such property for purposes of maintaining the Owners’ Capital Accounts, and the determination of Profits and Losses, shall be made by reference to the book value of such property, and not its adjusted tax basis, all in accordance with Section 1.704-1(b)(2)(iv)(g) of the Regulations.

Any elections or other decisions relating to allocations governed by this Section 10.6 shall be made by the Members in any manner that reasonably reflects the purpose and intention of this Agreement.

10.7 Allocation of Nonrecourse Liabilities. The “excess nonrecourse liabilities” of the Company (within the meaning of Section 1.752-3(a)(3) of the Regulations) shall be shared by the Owners in accordance with their respective Ownership Percentages.

ARTICLE XI

BOOKS AND RECORDS

11.1 Fiscal Year. The Company’s Fiscal Year shall be the calendar year, unless otherwise agreed by the Members.

11.2 Records, Audits and Reports. At the expense of the Company, the Manager shall maintain records and accounts of all operations and expenditures of the Company. The Company shall keep at its principal place of business the following records:

(a) A current list of the full name and last known address of each Member and Economic Interest Holder;

(b) Copies of such records as would enable a Member to determine the relative voting rights, if any, of the Members;

(c) A copy of the Articles of Organization of the Company and all amendments;

(d) Copies of the Company’s federal, state, and local income tax returns and reports, if any, for the three most recent years;

(e) Copies of this Operating Agreement, together with any amendments thereto;

(f)  Copies of any financial statements of the Company for the three most recent years;

(g)  Copies of any bank statements of the Company for the three most recent years; and

(h) Copies of any and all material agreements to which the Company is a party or otherwise bound or affected by.

11.3 Tax Returns. At the expense of the Company, the Tax Matters Member shall cause the preparation and timely filing of all tax returns required to be filed by the Company pursuant to the Code and all other tax returns deemed necessary and required in each jurisdiction in which the Company does business. The Company shall provide each Member with such information as is required for such Member to file his individual tax returns. Copies of all such returns, or pertinent information therefrom, shall be furnished to each Member.

11.4 Quarterly Reports. No less than quarterly the Manager shall provide the Members with a report on the (i) status of the Project, (ii) the financial condition and affairs of the Company (balance sheet, income statement, cash flow, etc.), and (iii) whether there are any actual or threatened litigations involving the Company.

ARTICLE XII

VOLUNTARY TRANSFERS OF INTERESTS

12.1 General Prohibition. Except as otherwise set forth in this Article XII, no Member or Economic Interest Holder may assign, convey, sell, transfer, liquidate, encumber or in any way alienate (a “Transfer”) all or any part of its Membership Interest or Economic Interest without the prior written consent of all the Members, which consent may be given or withheld in the sole discretion of each Member. Any attempt to Transfer all or any portion of a Membership Interest or Economic Interest in violation of this Section 12.1 shall be null and void and shall have no effect whatsoever.

12.2 Affiliate and Relative Transfers. Any Member, upon written notice to the other Members, may Transfer all or any portion of its Membership Interest in the Company to an Affiliate, a Relative, or to an estate planning vehicle for the benefit of one or more Relatives, without the written consent of the other Member(s); provided that (i) the assignor continues to control the decision-making of the Member, (ii) the transferee is not a foreign person or entity, and (iii) such Affiliate or Relative shall comply first with the provisions of Section 12.4 with respect to any Transfer of a Membership Interest in the Company. Furthermore, the Transfer of a Member’s interest to Relative or Relatives following the death of Member shall not require the written consent of the other Member(s).

12.3 Pledge of Economic Interests. No Member may pledge or assign its Membership Interest or its Economic Interest, as collateral security for any loan without the prior written consent of all of the other Members.

12.4 Conditions of Transfer and Assignment. A transferee of a Membership Interest or Economic Interest permitted under this Article XII shall become a Member or an Economic Interest Holder, as the case may be, unless otherwise provided in Sections 12.2 or 12.3, only if all the Members consent in writing thereto and the following conditions have been satisfied:

(a) the transferor, its legal representative or authorized agent must have executed a written instrument of transfer of such Membership Interest or Economic Interest in form and substance satisfactory to the remaining Member;

(b) the transferee must have executed a written agreement, in form and substance satisfactory to the remaining Member, to assume all of the duties and obligations of the transferor under this Operating Agreement with respect to the transferred Membership Interest or Economic Interest, as applicable, and to be bound by and subject to all of the terms and conditions of this Operating Agreement;

(c) the transferor, its legal representative or authorized agent, and the transferee must have executed a written agreement, in form and substance satisfactory to the remaining Member, to indemnify and hold the Company and the other Members harmless from and against any loss or liability arising out of the Transfer;

(d) the transferee must have executed such other documents and instruments as the remaining Member may deem necessary or appropriate in order to consummate the admission of the transferee as a Member, if with respect to a Membership Interest;

(e) unless waived by the remaining Member, the transferee or the transferor must have paid the expenses incurred by the Company in connection with the admission of the transferee to the Company; and

(f) with respect to any transferee desiring to become a Member, the remaining Member(s) must consent to such transferee becoming a substitute Member, which consent can be given or withheld in the sole and absolute discretion of the remaining Member(s), except as otherwise provided in Section 12.2. A permitted transferee of an Economic Interest who does not become a Member shall be an Economic Interest Holder only and shall be entitled only to the transferor’s Economic Interest to the extent assigned. Such transferee shall not be entitled to vote on any question regarding the Company, or on any other matter requiring the vote, consent or approval of the Members hereunder, and the Ownership Percentage associated with the transferred Economic Interest shall not be considered to be outstanding for voting purposes; and

(g) Unless waived by the remaining Member, the transferor shall deliver an opinion of counsel that the transferring Member’s interest in the Company has been registered for sale under applicable state and federal securities laws or that such registration is not required.

12.5 Successors as to Economic Rights. References in this Operating Agreement to Members also shall be deemed to constitute a reference to Economic Interest Holders if and to the extent that the provision relates to economic rights and obligations. By way of illustration and not limitation, such provisions would include those regarding Capital Accounts, distributions, allocations, and contributions. A transferee shall succeed to the transferor’s Capital Contributions and Capital Account to the extent related to the Economic Interest transferred, regardless of whether or not such transferee becomes a Member.

12.6. Competing Activities. Nothing in this Agreement shall be deemed to restrict in any way the freedom of any Member to conduct any business or activity whatsoever without any accountability to the Company or the Members, even if such business or activity competes with the business of the Company, provided that the Manager or its Affiliates shall not engage in a business or activity that competes with the business of the Company and that is located within 60 miles of the Project.

ARTICLE XIII

DISSOLUTION AND TERMINATION

13.1 Dissolution.

(a) The Company shall be dissolved upon the occurrence of any of the following events:

(i) the written agreement of all the Members; or

(ii) the sale or other disposition of all or substantially all of the assets of the Company (except under circumstances where (x) all or a portion of the purchase price is payable after the closing of the sale or other disposition, or (y) the Company retains a material economic or ownership interest in the entity to which all or substantially all of its assets are transferred) in accordance with the terms of this Agreement; or

(iii) The entry of a decree of judicial dissolution under O.C.G.A. §14-11-603(a).

(b) Except as expressly permitted in this Operating Agreement and notwithstanding anything to the contrary in O.C.G.A. §14-11-601, a Member shall not withdraw voluntarily or take any other voluntary action which directly causes the person to cease to be Member; provided, however, that any Member who transfers its entire Membership Interest in accordance with this Agreement shall cease to be a Member.

(c) Damages for breach of Subsection 14.1(b) hereof shall be monetary damages only (and not in the form of specific performance), and such damages may be offset against any distributions by the Company to which the withdrawing member otherwise would be entitled.

13.2 Effect of Dissolution. Upon dissolution, the Company shall cease to carry on- its business, except as permitted by O.C.G.A. §14-11-605. Upon dissolution, the Members shall file a statement of commencement of winding up pursuant to O.C.G.A. §14-11-606 and shall publish the notice permitted by O.C.G.A.. §14-11-608.

13.3 Winding Up, Liquidation and Distribution of Assets.

(a) Upon dissolution, an accounting of the Company’s assets, liabilities and operations shall be made by the Company’s independent accountants, from the date of the last previous accounting until the date of dissolution. The Person or Persons (the “Liquidators”) selected by the Members shall proceed immediately to wind up the affairs of the Company.

(b)  If the Company is dissolved and its affairs are to be wound up, the Liquidators:

(i) shall sell or otherwise liquidate all of the Company’s assets as promptly as practicable (except to the extent the Liquidators may determine to distribute any assets to the Members in kind);

(ii) shall allocate any profit or loss resulting from such sales to the Members and Economic Interest Holders in accordance with Article X hereof;

(iii) shall discharge all liabilities of the Company, including liabilities to Members and Economic Interest Holders who are creditors, to the extent otherwise permitted by law, other than liabilities to Members and Economic Interest Holders for distributions, and establish such reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(iv) shall distribute the remaining assets to the Owners in accordance with their respective Ownership Percentages.

If any assets of the Company are to be distributed in kind, the net fair market value of such assets as of the date of dissolution shall be determined by independent appraisal or by agreement of the Members. Such assets shall be deemed to have been sold as of the date of dissolution for their net fair market value, and the Capital Accounts of the Owners shall be adjusted pursuant to the provisions of this Operating Agreement to reflect such deemed sale.

(c) Notwithstanding anything to the contrary in this Operating Agreement, upon a liquidation within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations, if any Owner has a deficit Capital Account (after giving effect to all contributions, distributions, allocations and other Capital Account adjustments for all taxable years, including the year during which such liquidation occurs), such Owner shall have no obligation to make any Capital Contribution, and the negative balance of such Owner’s Capital Account shall not be considered a debt owed by such Owner to the Company or to any other Person for any purpose whatsoever.

(d) Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

(e) The Members shall comply with any applicable requirements of applicable law pertaining to the winding up of the affairs of the Company and the final distribution of its assets.

13.4 Certificate of Termination. When all debts, liabilities and obligations have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets have been distributed to the Owners, a Certificate of Termination may be executed and filed with the Secretary of State of Georgia in accordance with O.C.G.A. §14-11-610.

13.5 Return of Contribution Nonrecourse to Other Owners. Except as provided by law or as expressly provided in this Operating Agreement, upon dissolution, each Owner shall look solely to the assets of the Company for the return of its Capital Account. If the Company property remaining after the payment or discharge of the debts and liabilities of the Company is insufficient to return the Capital Account of one or more Owners, including, without limitation, all or any part of that Capital Account attributable to Capital Contributions, then such Owner or Owners shall have no recourse against any other Owner.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1 Application of Georgia Law. This Operating Agreement, and the application and interpretation hereof, shall be governed exclusively by its terms and by the laws of the State of Georgia.

14.2 No Partnership Intended for Non-Tax Purposes. The Members have formed the Company under the Georgia Act and expressly disavow any intention to form a partnership under Georgia’s Uniform Partnership Act, Georgia’s Uniform Limited Partnership Act or the partnership act or laws of any other state. The Members do not intend to be partners one to another or partners as to any third party.

14.3 No Action for Partition. No Member or Economic Interest Holder has any right to maintain any action for partition with respect to the property of the Company.

14.4 Further Assurances. The Members each agree to cooperate, and to execute and deliver in a timely fashion any and all additional documents, designations, powers of attorney and other instruments necessary to effectuate the purposes of the Company and this Operating Agreement or to comply with any applicable laws, rules or regulations.

14.5 Construction. Whenever the singular number is used in this Operating Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

14.6 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

14.7 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

14.8 Rights and Remedies Cumulative. The rights and remedies provided by this Operating Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

14.9 Severability. If any provision of this Operating Agreement or the application thereof to any person or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Operating Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

14.10 Successors and Assigns. Each and all of the covenants, terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the parties hereto and, to the extent permitted by this Operating Agreement, their respective heirs, legal representatives, successors and assigns.

14.11 Creditors. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any creditors of the Company.

14.12 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. The exchange of signature pages by facsimile or Portable Document Format (PDF) transmission shall constitute effective delivery of such signature pages and may be used in lieu of the original signature pages for all purposes. Signatures transmitted by facsimile or Portable Document Format (PDF) shall be deemed to be original signatures for all purposes.

14.13 Withholding Certificates. In order to comply with Section 1446 of the Code and the applicable Treasury Regulations thereunder each Member shall provide to the Company a properly executed withholding certificate (e.g. W-8BEN, W-8IMY, W-9) certifying their status as a U.S. Person or non-U.S. person. Failure by any Member to provide such withholding certificate shall authorize the Manager to withhold from such Member the amount required to be withheld under Section 1446 of the Code and the Treasury Regulations thereunder in the event of the allocation to such Member of “effectively connected taxable income” as defined in the Code and the Treasury Regulations thereunder.

14.14 Notices. Any notice, election or other communication provided for or required by this Operating Agreement shall be in writing and shall be deemed to have been received (i) when delivered by hand or by email, or (ii) on the third calendar day following its deposit in the United States Mail, certified or registered, return receipt requested, postage prepaid, or (iii) on the day after deposit with a national overnight courier service, properly addressed to the person to whom such notice is intended to be given at the addresses provided by the Members:

Any Member shall have the right to change its designated address by delivery of notice of such change to the other Members in accordance with this Section 16.14. Any such change shall be effective ten (10) days after receipt by the addressee.

14.15 Modifications. No change or modification of this Operating Agreement nor any waiver of any term or condition hereof shall be valid or binding upon the Members, unless such change, modification or waiver shall be in writing and signed by all of the Members.

14.16 Arbitration. Any dispute, controversy or claim arising out of or in connection with, or relating to, this Operating Agreement or any breach or alleged breach hereof, upon the request of any party involved, shall be submitted to, and settled by, arbitration within Fulton County, State of Georgia, pursuant to the commercial arbitration rules then in effect of the American Arbitration Association (or at any time or at any other place or under any other form of arbitration mutually acceptable to the parties so involved). Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction. The expenses of the arbitration shall be borne equally by the parties to the arbitration; provided, however, that each party shall pay for and bear the cost of its own experts, evidence and counsel’s fees; and provided further, however, that in the discretion of the arbitrator, any award may include the cost of a party’s counsel if the arbitrator expressly determines that the party against whom such award is entered has caused the dispute, controversy or claim to be submitted to arbitration as a dilatory tactic.

14.17 Time. TIME IS OF THE ESSENCE OF THIS OPERATING AGREEMENT, AND TO ANY PAYMENTS, ALLOCATIONS, AND DISTRIBUTIONS SPECIFIED UNDER THIS OPERATING AGREEMENT.

14.18 Recitals. The recitals to this Agreement are incorporated in, and made a part of, this Agreement.

[ Signatures set forth on following page ]

IN WITNESS WHEREOF, the parties have entered into this Operating Agreement as of the day first above set forth.

MEMBERS:

JACOBY DEVELOPMENT, INC., a Georgia corporation

By:	/s/ James F. Jacoby
Name: James F. Jacoby
Title: President

Address:	8200 Roberts Drive, Suite 200
Atlanta, GA 30350

SGB DEVELOPMENT CORP., a Delaware corporation

By:	/s/ Paul Galvin
	Name:	Paul Galvin
	Title:	Chief Executive Officer

Address: 195 Montague Street 14th Floor Brooklyn Heights, NY 11201

EXHIBIT “A”

OWNERSHIP PERCENTAGES

Member	Ownership Percentage
Jacoby Development, Inc.	90%
SG Development Corp.	10%
Total:	100%

EXHIBIT “B”

LEGAL DESCRIPTION OF PROJECT LAND

EXHIBIT “C”

SERVICE PROVIDER AGREEMENT BETWEEN THE COMPANY AND SG ECHO LLC

See Exhibit 10.2 on the Current Report on Form 8-K